EXHIBIT 10.13 (a)

June 1, 2005

Mamdouh Philippe, President
Mamdouh & Basem Philipco
Nefertari Street
Luxor, Egypt

RE: Loan Agreement: U.S. $800,000.00

Dear Mr. Philippe:

This letter agreement shall be deemed a Loan Agreement under which Sonesta International Hotels Limited (“Sonesta”) will advance the sum of U.S. $800,000.00 to Mamdouh & Basem Philipco, “Owner” of Sonesta St. George Hotel, Luxor (the “Hotel”).

Amount of Loan: U.S. $800,000.00, to be advanced on or about June 15, 2005 (the “Loan”). (A portion of the Loan may have been advanced on or about June 3, 2005.)

Purpose: To assist Owner with financing the cost of completing that certain Nile River cruise vessel to be known as “Sonesta St. George I” and preparing it for sailing under management by Sonesta under the terms of a management contract dated as of June 1, 2005 (“Management Agreement”).

Repayment of Loan: The Loan shall be repaid to Sonesta International Hotels Limited (“Lender”), in currency of the United States, in ten (10) monthly installments, each of which shall be due and payable on the first day of each calendar month. The first monthly payment shall be due and payable October 1, 2005. (The attached “Repayment Schedule” reflects the monthly repayment of the Loan, together with interest at the Interest Rate.)

Interest Rate: The Loan shall be repaid, together with interest at the “Interest Rate”, which shall be equal to 6% per annum (the current Prime Rate).

Default Rate/Charges: In the event that the Loan is not repaid in accordance with this letter agreement, or if any portion of the Loan, or Loan interest, remains unpaid as of August 1, 2006, interest shall accrue on the amount of the Loan, and interest, then outstanding at the rate of eight percent (8%) per annum. Borrower shall also be responsible for reimbursing Lender for any costs Lender incurs in enforcing this letter agreement, including reasonable attorney’s fees.

Authority of Lender, as Operator, to Make Payments: Borrower, as Owner of the Hotel, hereby authorizes and instructs Lender, as Operator of the Hotel, to repay the Loan, in accordance with this letter agreement, from the income of the Hotel, and to charge any such amounts used to repay the Loan, or to pay interest thereon, to the Owner’s account.

Prepayment: Borrower may prepay the Loan, and interest thereon, at any time without charge or penalty.

In Witness Whereof, the parties have set their hands and seals as of this June 1, 2005.

Borrower:	Lender:
Mamdouh & Basem Philipco	Sonesta International Hotels Limited

By: /S/	By: /S/
Mamdouh Philippe Megalaa	Boy A.J. van Riel
President	Vice President & Treasurer

GUARANTY

The undersigned, Mamdouh Philippe Megalaa, individually, agrees, jointly and severally, to guaranty the obligations of the Borrower, Mamdouh & Basem Philipco, under the above loan letter agreement. The Creditor shall have the right to demand payment from me, on a several basis, without need for first demanding payment from the Debtor.

By: /S/
Mamdouh Philippe Megalaa

Date: June 1, 2005